  As filed with the Securities and Exchange Commission on November 22, 1999
                                                              Reg. No. 33-
=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                            HAWKER PACIFIC AEROSPACE
             (Exact name of registrant as specified in its charter)

            CALIFORNIA                                   95-3528840
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification No.)

         11249 SHERMAN WAY
       SUN VALLEY, CALIFORNIA                               91352
(Address of principal executive offices)                 (Zip Code)

                                -----------------

                        MANAGEMENT STOCK OPTION AGREEMENT
                             1997 STOCK OPTION PLAN
                            (Full title of the plan)

                                -----------------

                                 DAVID L. LOKKEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            HAWKER PACIFIC AEROSPACE
                                11240 SHERMAN WAY
                          SUN VALLEY, CALIFORNIA 91352
                     (Name and address of agent for service)

                               TEL: (818) 765-6201
                               FAX: (818) 765-8073
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                             YVONNE E. CHESTER, ESQ.
                      TROY & GOULD PROFESSIONAL CORPORATION
                       1801 CENTURY PARK EAST, SUITE 1600
                          LOS ANGELES, CALIFORNIA 90067
                               TEL: (310) 553-4441
                               FAX: (310) 201-4746


                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                              Proposed Maximum    Proposed Maximum
Title of Securities           Amount To Be     Offering Price    Aggregate Offering      Amount of
To Be Registered              Registered(1)     Per Share(2)          Price(2)        Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock no par value..       735,459          $6.375            $4,688,551           $1,303
======================================================================================================

(1) In accordance with Rule 416 of the General Rules and Regulations under the Securities Act of 1933 (the "General Rules"), there also are being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the plans.

(2) Estimated pursuant to Rule 457(h) of the General Rules, solely for the purpose of computing the registration fee, based on the last reported sales price of the Common Stock as reported on The Nasdaq National Market on November 18, 1999.

=============================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*        Information required by Items 1 and 2 of Part I to be contained in the
         Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

                                EXPLANATORY NOTE

         The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings of Common Stock of Hawker Pacific Aerospace acquired by the persons named therein pursuant to the 1997 Stock Option Plan and the Management Stock Option Agreements of Hawker Pacific Aerospace.

PROSPECTUS

                                 735,459 SHARES

                            HAWKER PACIFIC AEROSPACE

                                  COMMON STOCK
                                 ---------------

     This Prospectus relates to the offer by certain shareholders (collectively, the "Selling Shareholders") for sale from time to time of up to 735,459 shares of Common Stock, no par value (the "Shares"). The Shares offered hereby are shares of Common Stock previously issued and to be issued to officers, employees, directors and consultants of Hawker Pacific Aerospace (the "Company") upon the exercise of employee stock options granted pursuant to the Company's 1997 Stock Option Plan and Management Stock Option Agreements (collectively, the "Plans"). The Company's Common Stock is traded on The Nasdaq National Market under the Symbol "HPAC." The last sale price for the Common Stock on November 18, 1999 as reported on the Nasdaq National Market, was $6.375 per share.

     The Selling Shareholders have advised the Company that they may sell, directly or through brokers, all or a portion of the Shares owned by each of them in negotiated transactions or in transactions on The Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale. It is anticipated that usual and customary brokerage fees will be paid by the Selling Shareholders. In connection with such sales, the Selling Shareholders and any participating broker or dealer may be deemed to be "underwriters" of the Shares within the meaning of the Securities Act.

     We have informed certain of the Selling Shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act") may apply to their sales of the shares offered hereby and have furnished each of such Selling Shareholders with a copy of these provisions. We have also advised the Selling Shareholders of the requirement for delivery of this prospectus in connection with any public sale of the shares.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November 22, 1999

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site at http://www.sec.gov which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Securities are traded on The Nasdaq National Market and the Company's reports, proxy or information statements, and other information filed with Nasdaq may be inspected at Nasdaq's offices at 1735 K Street, N.W., Washington, D.C., 20006.

     Additional information regarding the Company and the Common Stock offered hereby is contained in the Registration Statement on Form S-8 of which this Prospectus is a part (including all exhibits and amendments thereto, the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company (Commission File No. 0-29490) with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1998; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; (d) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal 1997; and (e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 000-29490) under the Exchange Act, including any amendment or report subsequently filed by the Company for the purpose of updating that description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     On request, the Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Hawker Pacific Aerospace, 11240 Sherman Way, Sun Valley, California 91352, Attention: Phil Panzera, telephone number (818) 765-6201.


                                      2.

______________________________________________________________________________

                               PROSPECTUS SUMMARY

     THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO INCORPORATED BY REFERENCE HEREIN. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT OUTSTANDING WARRANTS, AND OPTIONS OUTSTANDING UNDER THE COMPANY'S PLANS, ARE NOT EXERCISED.

                                   THE COMPANY

     Hawker Pacific was incorporated in California in 1980 and its principal executive offices are located at 11240 Sherman Way, Sun Valley, California 91352. The Company's telephone number is (818) 765-6201. Unless the context otherwise requires, the term "Company" refers to Hawker Pacific and Hawker Pacific Aerospace Limited, a wholly-owned United Kingdom subsidiary formed in November 1997.

                                   THE OFFERING

Common Stock offered hereby.......    735,459 shares

Common Stock to be
  outstanding after offering......    6,557,681 shares(1)

Use of proceeds ..................    All of the proceeds from the sale of
                                      the Common Stock offered hereby will be
                                      received by the Selling Shareholders.
                                      The Company will not receive any of the
                                      proceeds from this offering but will
                                      bear estimated expenses of
                                      approximately $8,000.

Nasdaq National Market Symbol.....    HPAC

----------

(1) Assuming exercise of all options issued or issuable to the Selling Shareholders under the Plans, and based upon the 5,822,222 issued and outstanding shares of Common Stock on November 15, 1999.

______________________________________________________________________________


                                      3.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WHEN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

AVIATION INDUSTRY RISKS

     The Company derives all of its sales and operating income from the services and parts that it provides to its customers in the aviation industry. Therefore, the Company's business is directly affected by economic factors and other trends that affect its customers in the aviation industry, including a possible decrease in aviation activity, a decrease in outsourcing by aircraft operators or the failure of projected market growth to materialize or continue. When such economic and other factors adversely affect the aviation industry, they tend to reduce the overall demand for the Company's products and services, thereby decreasing the Company's sales and operating income.

FLUCTUATIONS IN RESULTS OF OPERATIONS

     The Company's operating results are affected by a number of factors, including the timing of orders for the repair and overhaul of landing gear and fulfillment of such contracts, the timing of expenditures to manufacture parts and purchase inventory in anticipation of future services and sales, parts shortages that delay work in progress, general economic conditions and other factors. Although the Company has secured several long-term agreements to service multiple aircraft, the Company receives sales under these agreements only when it actually performs a repair or overhaul. Because the average time between landing gear overhauls is seven years, the work orders that the Company receives and the number of repairs or overhauls that the Company performs in particular periods may vary significantly causing the Company's quarterly sales and results of operations to fluctuate substantially. The Company is unable to predict the timing of the actual receipt of such orders and, as a result, significant variations between forecasts and actual orders will often occur. In addition, the Company's need to make significant expenditures to support new aircraft in advance of generating revenues from repairing or overhauling such aircraft may cause the Company's quarterly operating results to fluctuate. Furthermore, the rescheduling of the shipment of any large order, or portion thereof, or any production difficulties or delays by the Company, could have a material adverse effect on the Company's quarterly operating results.

RISKS RELATING TO ACQUISITION STRATEGY; ESTABLISHMENT OF UNITED KINGDOM
OPERATIONS

     The Company may attempt to grow by acquiring service and parts providers whose operations or inventories complement or expand the Company's existing repair and overhaul businesses, or whose strategic locations enable the Company to expand into new geographic markets. The Company's ability to grow by acquisition depends upon, and may be limited by, the availability of suitable acquisition candidates and the Company's capital resources.

     Acquisitions involve risks that could adversely affect the Company's operating results, including the assimilation of the operations and personnel of acquired companies, the amortization of acquired intangible assets and the loss of key employees of acquired companies. Although the Company investigates the operations and assets that it acquires, there may be liabilities that the Company fails or is unable to discover, and for which the Company as a successor owner or operator may be liable. In addition, costs and charges, including legal and accounting fees and reserves and write-downs relating to an acquisition, may be incurred by the Company or may be reported in connection with any such acquisition. The Company evaluates acquisition opportunities from time to time, but the Company has not entered into any commitments or binding agreements to date, except with respect to the BA Acquisition. There can be no assurance that the Company will be able to consummate acquisitions on satisfactory terms, or at all, or that it will be successful in integrating any such acquisitions, including the BA Acquisition, into its operations. The Company had no history or experience operating in the United Kingdom prior to the BA


                                      4.

acquisition. The likelihood of the success of the Company's United Kingdom operations must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business. These include, without limitation, the need to establish operating, marketing and administrative capabilities, the need to implement the Company's management information system in its new location, the need to locate and move into a new facility, unanticipated marketing problems, new competitive pressures, and increased expenses.

RISKS ASSOCIATED WITH EXPANSION OF INTERNATIONAL OPERATIONS

     The Company's growth strategy is based in large part on the Company's ability to expand its international operations, which will require significant management attention and financial resources. The Company currently has a subsidiary in the United Kingdom and a division in the Netherlands. There can be no assurance that the Company's efforts to expand operations internationally will be successful. In addition, international operations are subject to a number of risks, including longer accounts receivable collection periods and greater difficulty in accounts receivable collections, unexpected changes in regulatory requirements, foreign currency fluctuations, import and export restrictions and tariffs, difficulties and costs of staffing and managing foreign operations, potentially adverse tax consequences, political instability, the burdens of complying with multiple, potentially conflicting laws and the impact of business cycles and economic instability outside the United States.

     The Company's sales are principally denominated in United States dollars and British pounds, and to a lesser extent in Dutch guilders. The Company makes substantial inventory purchases in French francs from such suppliers as Messier-Bugatti, Societe D'Applications Des Machines Motrices and Eurocopter France. The Company's Netherlands facility's inventory purchases are primarily United States dollar denominated, while sales and operating expenses are partially denominated in Dutch guilders. To date, the Company's business has not been significantly affected by currency fluctuations or inflation. Fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive in particular countries, leading to a reduction in sales in that country.

SUBSTANTIAL COMPETITION

     Numerous companies compete with the Company in the aviation services industry. The Company expects that competition in its industry will increase substantially as a result of industry consolidations and alliances in response to the trend in the aviation industry toward outsourcing of repair and overhaul services. In addition, as the Company moves into new geographic or product markets it will encounter new competition.

     The Company believes that the primary competitive factors in its marketplace are quality, price, rapid turnaround time and industry experience. Certain of the Company's competitors have substantially greater financial, technical, marketing and other resources than the Company. These competitors may have the ability to adapt more quickly to changes in customer requirements, may have stronger customer relationships and greater name recognition and may devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations.

GOVERNMENT REGULATION

     The Company's operations are regularly audited and accredited by the Coordinating Agency for Supplier Evaluation, formed by commercial airlines to approve FAA approved repair stations and aviation parts suppliers. If material authorizations or approvals are revoked or suspended, the Company's operations will be materially and adversely affected. As the Company attempts to commence operations in countries in which it has not previously operated, it will need to obtain new certifications and approvals. In addition, if new and more stringent regulations are adopted by foreign or domestic regulatory agencies, or oversight of the aviation industry is increased in the future, the Company's business may be adversely affected.


                                      5.

DEPENDENCE ON KEY SUPPLIERS

     The Company purchases landing gear spare parts and components for a variety of fixed wing aircraft and helicopters. The Company has separate 10-year agreements that each expire in October 2006 with: (i) Dunlop Limited, Aviation Division; (ii) Dunlop Limited, Precision Rubber; and (iii) Dunlop Equipment Division. Under two of these agreements, the Company purchases discounted parts for resale and repair from Dunlop. For the years ended December 31, 1998 and 1997, Dunlop accounted for approximately $4,513,000 and $4,301,000, respectively, of the spare parts and components that the Company purchased in such periods. Failure by any one of these divisions of Dunlop to renew its agreement on similar terms when it expires could have a material adverse affect on the Company's business. The Company's single largest supplier during 1998 was Boeing, who provided the Company $13,000,000 of spare parts and components.

     In addition, the Company has agreements with Messier-Bugatti, SAMM and Eurocopter France that enable the Company to purchase new aircraft parts at discounts from list price. Many of the Company's supplier agreements, other than its agreements with Dunlop, are short-term and can be terminated by the supplier upon providing ninety days prior written notice. A decision by any of these suppliers to terminate their agreements would reduce the competitive advantage the Company derives therefrom.

CUSTOMER CONCENTRATION

     British Airways, Federal Express and the USCG have been the only customers accounting for more than 10% of sales during the last three years.

CONCENTRATION OF CREDIT RISK

     At December 31, 1998, 25.7% and 19.4% of the Company's total accounts receivable were associated with British Airways and Federal Express, respectively. At December 31, 1997, 18.9% and 6.1% of the Company's total accounts receivable were associated with Federal Express and British Airways, respectively. At December 31, 1996, 7.4% and 9.3% of the Company's total accounts receivable were associated with Federal Express and the USCG, respectively.

     Write-offs against accounts receivable have been one-twentieth of one percent in 1998, and two-tenths of one percent in 1997. The Company can not provide any assurance that such favorable bad debt experience will continue.

ENVIRONMENTAL REGULATIONS

     The Company's operations are subject to extensive and frequently changing federal, state and local environmental laws and substantial related regulation by government agencies, including the EPA, the California Environmental Protection Agency and the United States Occupational Safety and Health Administration. Among other matters, these regulatory authorities impose requirements that regulate the operation, handling, transportation and disposal of hazardous materials generated by the Company during the normal course of its operations, govern the health and safety of the Company's employees and require the Company to obtain and maintain permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company and, as a result, substantially affects its operational costs. In addition, the Company may become liable for the cost of removal or remediation of certain hazardous substances released on or in its facilities without regard to whether the Company knew of, or caused, the release of such substances. The Company believes that it currently is in material compliance with applicable laws and regulations and is not aware of any material environmental problem at any of its current or former facilities. There can be no assurance, however, that its prior activities did not create a material problem for which the Company could be responsible or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulation, or an increase in the amount of hazardous substances generated by the Company's operations) will not result in material environmental liability to the Company and materially and adversely affect the Company's financial condition and results of operations. The Company's plating operations, which use a number of hazardous materials and generate


                                      6.

a significant volume of hazardous waste, increase the Company's regulatory compliance burden and compound the risk that the Company may encounter a material environmental problem in the future. Furthermore, compliance with laws and regulations in foreign countries in which the Company locates its operations may cause future increases in the Company's operating costs or otherwise adversely affect the Company's results of operations or financial condition.

PRODUCT LIABILITY RISKS

     The Company's business exposes it to possible claims for personal injury, death or property damage which may result from the failure or malfunction of landing gears, hydromechanical components or aircraft spare parts repaired or overhauled by the Company. Many factors beyond the Company's control could lead to liability claims, including the failure of the aircraft on which landing gear or hydromechanical components overhauled by the Company is installed, the reliability of the customer's operators of the aircraft and the maintenance of the aircraft by the customer. The Company currently has in force aviation products liability and premises insurance, which the Company believes provides coverage in amounts and on terms that are generally consistent with industry practice. The Company has not experienced any material product liability claims related to its products. There can be no assurance that the amount of product liability insurance that the Company carries at the time a product liability claim is be made will be sufficient to protect the Company.

DEPENDENCE ON KEY PERSONNEL

     The continued success of the Company depends to a large degree upon the services of certain of its executive officers and upon the Company's ability to attract and retain qualified managerial and technical personnel experienced in the various operations of the Company's business. Loss of the services of such employees, particularly David Lokken, President and Chief Executive Officer; Philip Panzera, Executive Vice President; Dennis Biety, Managing Director of Hawker Pacific Aerospace Ltd.; Brian Carr, Managing Director of Sun Valley Operations; or Michael Riley, Vice President-Sales and Marketing, could adversely affect the operations of the Company.

     The Company has entered into employment agreements expiring in 2001 with Messrs. Lokken and Panzera, and 2003 with Mr. Biety. Messrs. Carr and Riley have employment agreements with the Company which expire on October 31, 2000.

RISK ASSOCIATED WITH FACILITIES REORGANIZATION

     The Company's UK subsidiary has relocated to a new facility in 1999. The Company believes it has moved the facility with a minimum of disruption, although operations have been affected by the move.

     The Company is in the process of expanding its plating operations at its Sun Valley facility. This expansion is not expected to be completed until sometime in 2000. The plating shop of the UK operation is not scheduled to move to the new facility until sometime in early 2000. Any failure or delay in the expansion or relocation of these plating operations could impair the Company's ability to service its customers.

YEAR 2000 COMPLIANCE

     The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculation or system failures. The Company believes that its mainframe database and operating systems are year 2000 compliant. However, certain of the Company's software applications currently are coded using two digits rather than four to define the applicable year. The Company is systematically modifying such software applications to be coded as four digits. In addition, the Company is working with its external suppliers, vendors and service providers to ensure that their systems will be able to support and interact with the Company's server and network. The Company has not quantified the total costs required to become year 2000 compliant, but does not expect such costs to be material.


                                      7.

As of September 30, 1999, the total costs incurred to address the Company's year 2000 issues have not been material. However, if the Company, its customers or vendors are unable to resolve such processing issues in a timely manner, it could have a material adverse impact on the Company's business, financial condition and results of operations. Accordingly, the Company plans to devote the necessary resources to becoming year 2000 compliant in a timely manner.


                                      8.

                              SELLING SHAREHOLDERS

     The following table lists the Selling Shareholders, the number of shares of Common Stock held by each such Selling Shareholder as of the commencement of this offering, the number of shares included in the offering and the number of shares of Common Stock held by each such Selling Shareholder after the offering. The shares included in the Prospectus were issued or are issuable to the Selling Shareholders in connection with their exercise of options pursuant to the Plans. Each Selling Shareholder has advised the Company that such Selling Shareholder intends to offer for sale all of the Shares listed below under the heading "Number of Shares Being Offered."

     The remaining Selling Shareholders are not currently known by the Company, but will be current or future officers, directors, employees or consultants of the Company who may, in the future, be granted stock options under either of the Plans.

                                                    Ownership Prior                      Ownership
                                                    to Registration       Number      After Offering(1)
                                                  -------------------   of Shares    -------------------
                                                  Number of               Being      Number of
Beneficial Owner     Position                     Shares(2)   Percent   Offered(3)     Shares    Percent
----------------     --------                     ----------  -------   ----------   ---------   -------
David L. Lokken      President, Chief Executive
                     Officer and Director         326,401(4)    5.4%     187,471      138,930      2.3%
Phil Panzera         Executive Vice President      43,261(5)      *       43,261            0        *
Brian S. Carr        Managing Director of
                     Sun Valley Operations         71,967(5)    1.2%      43,261       28,706        *
Michael A. Riley     Vice President
                     Sales and Marketing           71,967(5)    1.2%      43,261       28,706        *
Dennis Biety         Managing Director of
                     United Kingdom Operations     28,841(6)      *       28,841            0        *
Dan Toomey, Jr.      Director                      16,861         *       14,861        2,000        *
Joel McIntyre        Director                      16,861         *       14,861        2,000        *
Mellon C. Baird      Director                      16,861         *       14,861        2,000        *
Remaining Selling
Shareholders                                      177,842(7)      *      177,842            0        *

----------

*    Less than 1%

(1) The table assumes that the Selling Shareholders will dispose of all of the Company's Common Stock owned by them which are being registered.
(2)  Owned of record or beneficially.
(3) Options to purchase a total of 568,520 shares are outstanding under Management Stock Option Agreements (100,945) and the 1997 Stock Option Plan (467,575).
(4) Includes shares which are not outstanding but subject to options to purchase common stock, and 138,930 shares held by the David L. Lokken and Susan M. Lokken Revocable Trust Dated 3-20-98, of which Mr. Lokken is a co-trustee.
(5) Includes 43,261 shares which are not outstanding but subject to options to purchase common stock.
(6) Includes 28,841 shares which are not outstanding but subject to options to purchase Common Stock.
(7) All of which shares are not outstanding but subject to options to purchase common stock.


                                      9.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this Prospectus, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.

COMMON STOCK

     As of November 15, 1999, 5,822,222 shares of Common Stock were outstanding, held of record by 34 registered shareholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and may cumulate their votes in the election of directors upon giving notice required by law. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy." The Company's shareholders currently may cumulate their votes for the election of directors so long as at least one shareholder has given notice at the meeting of shareholders prior to the voting of that shareholder's desire to cumulate his or her votes. Cumulative voting means that in any election of directors, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or such shareholder may distribute such number of votes among as many candidates as the shareholder sees fit. Cumulative voting will no longer be required or permitted under the Amended Articles at such time as (i) the Company's shares of Common Stock are listed on the Nasdaq National Market and the Company has at least 800 holders of its equity securities as of the record date of the Company's most recent annual meeting of shareholders or
(ii) the Company's shares of Common Stock are listed on the New York Stock Exchange or the American Stock Exchange. At that time, the Company may divide its Board into classes of directors. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably with the holders of any then outstanding Preferred Stock in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock issued by the Company in the initial public offering are, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has authority to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock.

     In March 1999, the Company adopted a Rights Agreement and in connection therewith, created a Series B Junior Participating Preferred Stock. No shares of preferred stock are currently outstanding.

STOCK TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation, Glendale, California.


                                      10.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended and Restated Articles of Incorporation, as amended ("Amended Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Amended Articles does not eliminate the directors' fiduciary duty and does not apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     The Company believes that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company has entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and executive officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Amended Articles and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

     The Company has been informed that, in the opinion of the Securities and Exchange Commission (the "Commission"), indemnification provisions such as the foregoing are against public policy as expressed in the Securities Act and are therefore unenforceable with respect to claims arising under federal securities laws.


                                      11.

=================================================


     NO PERSON HAS BEEN AUTHORIZED IN
CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION
NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN
OR MADE, SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR ANY SELLING
SHAREHOLDER. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION
OF AN OFFER TO BUY ANY OF THE SECURITIES
OFFERED HEREBY TO ANY PERSON IN OR BY ANYONE IN
ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THE INFORMATION
HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO
THE DATE HEREOF.

                  --------

             TABLE OF CONTENTS

Available Information.......................    2
Incorporation of Certain Documents
  by Reference..............................    2
Prospectus Summary..........................    3
Risk Factors................................    4
Selling Shareholders........................    9
Plan of Distribution........................   10
Description of Capital Stock................   11


=================================================



=================================================

              HAWKER PACIFIC AEROSPACE


           735,459 shares of Common Stock



                 ---------------

                   PROSPECTUS

                 ---------------




               November 22, 1999
=================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Hawker Pacific Aerospace (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

     (i) the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1998;

     (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as amended by Form 10-Q/A filed November 15, 1999;

     (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     (v) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1998; and

     (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 000-29490) under the Exchange Act filed with the Commission on December 18, 1997, including any amendment or report subsequently filed by the Company for the purpose of updating that description.

     (vii) the description of the Company's Series B Participating Preferred Stock contained in the Company's Registration Statement on Form 8-A (Reg No. 000-29490) under the Exchange Act filed with the Commission on December 18, 1997, including any amendment or report subsequently filed by the Company for the purpose of updating that description.

     In addition, any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of the Company's Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Amended and Restated Articles of Incorporation, as amended ("Amended Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for


                                      13.

breach of a director's duties to the Company or its shareholders. This provision in the Amended Articles does not eliminate the directors' fiduciary duty and does not apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     The Company believes that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company has entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and executive officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Amended Articles and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8.  EXHIBITS

     The following exhibits included herewith or incorporated herein by reference are made part of this Registration Statement:

      4.1 Specimen Common Stock certificate (filed with the Commission on January 28, 1998 as Exhibit 4.1 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Reg. No. 333-40295) and incorporated herein by reference).


                                      14.

      4.2 Hawker Pacific Aerospace 1997 Stock Option Plan and form of Stock Option Agreement (filed with the Commission on November 14, 1997 as Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Reg. No. 333-40295) and incorporated herein by reference).

      4.3 Amendment No. 1 to Hawker Pacific Aerospace 1997 Stock Option Plan (filed with the Commission on January 23, 1998 as Exhibit 10.1A to Company's Registration Statement on Form S-1 (Reg. No. 333-40295) and incorporated herein by reference).

      4.4  Form of Management Stock Option Agreement (filed herewith)

      4.5 Form of Amendment Number One to Management Stock Option Agreement. (filed herewith)

      5.1 Opinion of Troy & Gould Professional Corporation regarding the legality of the securities registered hereunder. (filed herewith)

     23.1  Consent of Ernest & Young L.L.P. (filed herewith)

     23.2  Consent of Troy & Gould Professional Corporation (contained in
           Exhibit 5.1).

     24.1  Power of Attorney (contained in Part II).

ITEM 9.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a


                                      15.

new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                      16.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sun Valley, State of California, on November 19, 1999.

                                   HAWKER PACIFIC AEROSPACE

                                   By: /S/ DAN LUBECK
                                       ---------------------------------------
                                           Daniel J. Lubeck
                                           Chairman of the Board


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Lokken, Phil Panzera and Dan Lubeck, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

           Signature                         Title                                 Date
           ---------                         -----                                 ----
/s/ Dan Lubeck                         Chairman of the Board                 November 19, 1999
---------------------------------
Daniel J. Lubeck


/s/ David L. Lokken                    Chief Executive Officer               November 19, 1999
---------------------------------      (Principal Executive Officer),
David L. Lokken                        President and Director


/s/ Philip Panzera                     Executive Vice President              November 19, 1999
---------------------------------      (Principal Financial and
Philip Panzera                         Accounting Officer)


/s/ Scott W. Hartman                   Director                              November 19, 1999
---------------------------------
Scott W. Hartman


/s/ John G. Makoff                     Director                              November 19, 1999
---------------------------------
John G. Makoff


/s/ Daniel C. Toomey, Jr.              Director                              November 19, 1999
---------------------------------
Daniel C. Toomey, Jr.

/s/ Mellon C. Baird                    Director                              November 19, 1999
---------------------------------
Mellon C. Baird


/s/ Joel F. McIntyre                   Director                              November 19, 1999
---------------------------------
Joel F. McIntyre

                                  EXHIBIT INDEX

EXHIBIT NUMBER                                                          PAGE
--------------                                                          ----
     4.4          Form of Management Stock Option Agreement

     4.5          Form of Amendment Number One to Management Stock
                  Option Agreement

     5.1          Opinion of Troy & Gould Professional Corporation.

    23.1          Consent of Ernest & Young L.L.P.